Exhibit 23.2

Consent of Independent Auditor

Graphic Sciences, Inc.

Madison Heights, Michigan

We also hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 11, 2020, relating to the condensed financial statements of Graphic Sciences, Inc., which is contained in that Prospectus.

We further consent to the reference to us under the caption “Experts” in the Prospectus.

GBQ Partners LLC

Columbus, Ohio

May 12, 2020